Exhibit 10.18

Beijing World Trade Center Club

CONTRACT

Beijing World Trade Center Club

CONTRACT

Chapter I    General Provisions

In accordance with the Sino-foreign Cooperative Venture Law of PRC and other relevant laws, rules and regulations of PRC, and based on the principle of equality and mutual benefit, Beijing Wanlong Economic Consulting Ltd. (a subsidiary body of Beijing World Trade Center) and Canada Belford Enterprises Ltd. hereby agree to jointly found a cooperative venture in Beijing, China after amiable consultations. In light of this, this Contract is hereby formulated.

Chapter II    Cooperative Parties

Article 1.	Both cooperative parties are as follows:

    Party A:  Beijing Wanlong Economic Consulting Ltd.
                        Registered place: Beijing, China
                        Legal address: Floor 5, Section 2, Middle Building, Hualong Street, Nanheyan, Beijing.
                        Legal representative: Duan Zemin
                        Post: General Manger
                        Nationality: China

    Party B:  Canada Belford Enterprises Ltd.
                         Registered place: Canada
                         Legal address: 112-3880 Westminster HWY, Richmond, B.C. Canada V7C 5S1.
                         Legal representative: Xu Xiaowei
                         Post: President
                         Nationality: UK

Chapter III    Establishment of Cooperative Venture

Article 2.
In accordance with the Sino-foreign Cooperative Venture Law of PRC and other relevant laws, rules and regulations of PRC, both parties hereby agree to jointly found a cooperative venture (hereinafter referred to as åCooperative Ventureæ) in Beijing, China.

Article 3.	Name of the Cooperative Venture:

    –k‹ž㊥垏³ⅰⅰ妷¾惹倎²¿ěⅰ牊窘¹«槜¾(in Chinese)

    Beijing World Trade Center Club (in English)

    Legal address of the Cooperative Venture: Floor 4, Hualong Street, Nanheyan, Dongcheng District, Beijing.

Article 4.	The Cooperative Venture shall take and behave any or all its acts in accordance with the laws, rules and regulations of the People’s Republic of China and shall be protected by the latter.

Article 5.	The organization form of the Cooperative Venture shall be a limited liability company.

Chapter IV    Purpose of Cooperation, Business Activities and Scale of Operation

Article 6.
The purpose of the Cooperative Venture shall be: to provide integrated and full range of services to the members of World Trade Center Association and the members of Beijing World Trade Center, so as to enhance the economic communication and cooperation and to promote the development of international trade. The Cooperative Venture also aims at attaining economic return for both parties through scientific management.

Article 7.	The business activities of the Cooperative Venture shall be:

1.
Providing integrated and full range of services to the members of World Trade Center Association and the members of Beijing World Trade Center, including scriptorium, meeting room, restaurant, entertainment and business center, etc.

2.	Providing information and consulting services, including holding periodic information release, members reception, seminar, and technical information exchange meeting, etc.
3.	Mini-products display service.
4.	Miscellaneous services.

Article 8.
The operating scale of the Cooperative Venture shall be bound in: based on the existing facility in Beijing, to rent or purchase the business place of 2,000 - 3,000 m2, falling into meeting hall, banqueting hall & restaurant, computer network center, reference library, reception room and business center, etc.

Chapter V    Gross Investment and Registered Capital

Article 9.	The gross investment of the Cooperative Venture shall be USD 3,000,000 (USD three million) and all of this investment shall be treated as the registered capital.

Article 10.	Party A and Party B shall start the cooperation under the following premises:

Party A shall, with the consent of Beijing World Trade Center, obtain the relevant service items involved by World Trade Center Organization for the Cooperative Venture to operate. Party A shall also be in charge of the earlier-stage work of the project as well as the inquiring work.

Party B shall subscribe the capital of USD 3,000,000 (USD three million).

Article 11.	Subscribing method of the registered capital shall be as follows:

USD 300,000 (USD three hundred thousand) shall be subscribed within three (3) months after the issuing of business license of Cooperative Venture. The rest capital of USD 2,700,000 (USD two million seven hundred thousand) shall be subscribed with the next nine (9) months. All the registered capital of Cooperative Venture shall be paid in full within one (1) year.

Article 12.
Upon Party B subscribes the capital, a certified public accountants firm invited by the Cooperative Venture shall commence the verification on the capital and shall issue a report on verification of capital. Accordingly, the Cooperative Venture shall issue the certificate of capital subscribed, testifying the name of cooperative venture, date of establishment, name of investors and their capital subscribed, date of subscription, as well as the issuing date of the certificate herein.

Article 13.	The registered capital of Cooperative Venture shall not be reduced during the period of cooperation.

Article 14.
Without the consent of the other party and the approval of original approval authority, any party shall not assign all or part of his capital subscribed to outsider, nor such assignment be deemed as effective. As to any party’s assignment acceded, on an equal footing, other party shall have preemptive right.

Chapter VI    Liabilities of Both Parties

Article 15.	Party A is liable for the following affairs:

1.	To handle the project declaration and the feasibility study, etc.
2.	To apply to the relevant authorities of PRC for the approval of Cooperative Venture, to handle the registration and to get the business license for Cooperative Venture.
3.	To handle the earlier-stage work and inquiring work of the project.
4.	To obtain the consent from Beijing World Trade Center so as to endow the Cooperative Venture with the name of "Beijing World Trade Center Club" both in Chinese and in English.
5.	To handle the other affairs entrusted by the Cooperative Venture.

Article 16.	Party B is liable for the following affairs:

1.	To ensure the registered capital of USD 3,000,000 be subscribed smoothly as per the Contract.
2.	To provide any or all the necessary certificates and legal instruments to the Cooperative Venture.
3.	To settle the business place of the Cooperative Venture.
4.	To handle the earlier-stage preparation, promotion and management of the Cooperative Venture.
5.	To handle the other affairs entrusted by the Cooperative Venture.

Chapter VII    Board of Directors

Article 17.	The board of directors of Cooperative Venture shall be setup in the even date as of the registration of Cooperative Venture.

Article 18.
The board of directors shall be consisted of 5 directors, in whom, 2 directors shall be appointed by Party A and 3 by Party B. At the same time, one chairman of board shall be appointed by Party B and Party A shall appoint the only vice-chairman.

Article 19.	The tenures of the chairman and the vice-chairman shall be 3 years respectively and may be renewed upon the appointment hereinafter.

Article 20.
The board of directors shall be the highest authority and will decide all the important matters of the Cooperative Venture. However, the following matters shall be approved by all the members of board of directors:

1.  Modification to the Contract and the Articles of Association of Cooperative Venture.
2.  Termination, dissolution and liquidation of the Cooperative Venture.
3.  Increase of registered capital and mortgage and assignment of assets of the Cooperative Venture.
4.  Merging the Cooperative Venture with other business entity.
5.  Other important matters, in the views of both parties, necessary to be approved by all the members of board of directors.

As to other matters of the Cooperative Venture, it can be decided based on the approval by more than three fifth of total number of the directors.

Article 21.
The chairman of board shall be the legal representative of Cooperative Venture. In the case that the chairman fails to execute his duties due to any reason, he may temporarily authorize the vice-chairman or other director to execute his duties.

Article 22.
At least one regular board meeting shall be held each year, convened and presided over by the chairman of board. The chairman may convene an interim meeting based on a proposal made by more than one third of total number of the directors. All the cahiers shall be well filed.

Chapter VIII    Management Organization

Article 23.
The Cooperative Venture shall setup its management organization to manage the daily business. Instructed by the board of directors, the management organization shall adopt the system of manager assuming the chief responsibility. The management organization shall employ one general manager, nominated by Party B, and shall employ two deputy general managers, nominated by Party A and Party B respectively. The general manager and the deputy general managers shall be invited by the board of directors and shall enjoy 3-year tenure. Upon the approval of board of directors, their tenures herein can be renewed.

Article 24.
Upon the invitation of board of directors, a man who takes the post of chairman of board, vice-chairman or director may also take the post of general manager, deputy general manager or other senior post in the Cooperative Venture.

Article 25.
The duties of general manager shall be to implement the resolutions of board meetings and to deploy and organize the daily management of the Cooperative Venture. The deputy general managers shall assist the general manager.

The management organization may be divided into subordinate departments. Those departments shall be responsible for the management of different areas, and shall fulfill and responsible to the tasks entrusted by the general manager and/or the deputy general manager.

Article 26.
Should the general manager or the deputy general manager fail to execute the resolution of board of directors, or be subject to any jobbery behavior or any gross misfeasance, he may be dismissed at any time upon the decision of board meeting and may be held responsible for any economic and legal liabilities.

Chapter IX    Procurement of Equipment

Article 27.	As to the raw material, equipment, transportation means or office supplies, on an equal footing, it should be preempted at home.

Article 28.	In the case when the Cooperative Venture entrusts Party B to procure the equipment aboard, the representative from Party A shall also be invited.

Chapter X    Preparation and Construction

Article 29.
During the preparation and construction of the Cooperative Venture, a preparation office shall be attached to the board of directors. Director and deputy director of the preparation office may be nominated by the general manager and be appointed by the board of directors. These positions also can be co-taken by the general manager and the deputy general manager.

Article 30.
The preparation office shall examine the engineering design, sign the construction contraction, organize the procurement and acceptance of equipment and goods, draw up the overall scheme for construction progress, schedule the expenditure plan, control the project financial expenditure and final account, formulate the relevant management rules, and shall keep and arrange the documents, drawing, files, materials during the construction.

Article 31.
The Cooperative Venture shall employ the technicians to form a technical group. Instructed by the preparation office, this technical group shall be responsible for the examination, supervision and inspection over the design, construction quality, equipment, and imported and exported materials, etc.

Article 32.	The organization, wage and expenses of the staff of preparation office shall be incorporated into the construction budget upon the approval of Cooperative Venture.

Article 33.	The preparation office shall be cancelled under the approval of board of directors upon the completion of construction and the hand over.

Chapter XI    Financial Accounting and Audit

Article 34.	The Cooperative Venture shall pay in full any or all the due and payable taxes and duties in accordance with the laws, rules and regulations of the People’s Republic of China.

Article 35.	The employees of Cooperative Venture shall pay in full any or all the individual income tax in accordance with the Individual Income Tax Law of PRC.

Article 36.
As per the Sino-foreign Cooperative Venture Law of PRC, the Cooperative Venture shall take out each year reserve fund, venture expansion fund, employee incentive fund and employee welfare fund in the proportion decided by the board of directors in consideration of actual situation.

Article 37.	The Cooperative Venture shall employ one chief accountant, to be responsible for the accounting work of the Cooperative Venture. The chief accountant shall be invited by the board of directors.

Article 38.
Fiscal year of the Cooperative Venture shall be calendar year, starting from January 1 and ending on December 31 of the same year. All the accounting vouchers, bills, account books and financial statements of the Cooperative Venture shall be made both in Chinese and in English.

Article 39.
The Cooperative Venture adopts Chinese Yuan (Renminbi) as the standard money unit of account. As to converting from Renminbi into other currency, the exchange rate issued by State Administration of Exchange Control, PRC on the current day of conversion will be adopted.

Article 40.
The Cooperative Venture shall keep its accounts in accordance with the worldwide-customized accrual system and debit-credit accounting system. At the same time, monthly, quarterly and annual accounting statement system shall be well executed.

Article 41.
The Cooperative Venture shall employ one chief auditor, invited by the board of directors. The chief auditor shall examine and check the financial receipts and expenditures and the accounts, and submit the auditing report to the board of directors, general manager and both parties. Each party shall be entitled, at his own expense, to invite an auditor to examine all the account books of the Cooperative Venture. The Cooperative Venture shall render the necessary assistance during the examination.

Article 42.
The financial department of the Cooperative Venture shall, within the first three months of each fiscal year, prepare the balance sheet, income statement and scheme for profit distribution of previous fiscal year. All the balance sheet, income statement and scheme for profit distribution of previous fiscal year shall be audited and signed by the chief auditor, and shall be submitted to the board meeting for approval.

Chapter XII    Period of Cooperation

Article 43.	The period of cooperation of Cooperative Venture shall be 20 years, counting from the date on which the business license is issued.

Article 44.
Upon the proposal of any party and upon the approval of all the members of board meeting, an application may be submitted six (6) months prior to the expiration of cooperation to the original approval authority for renewing the cooperation. At the same time, upon the approval of all the members of board of directors and the approval of original approval authority, this Contract can be terminated prematurely.

Chapter XIII    Foreign Exchange

Article 45.	Any or all the foreign exchange of the Cooperative Venture shall be handled in accordance with the Provisional Regulations on Foreign Exchange Control, PRC and the other relevant stipulations.

Article 46.	The Cooperative Venture shall open RMB accounts and foreign currency accounts in Bank of China or in other banks approved by Bank of China, and shall accept the supervision of deposit bank(s).

Any or all the foreign earnings of Cooperative Venture shall be deposited in the foreign currency accounts of deposit bank, while any or all the foreign exchange disbursements shall be remitted from the same foreign accounts hereof.

Article 47.	The Cooperative Venture shall try its best to keep the balance of exchange. In the case that the foreign exchange is insufficient, it shall be used in the following orders:

1.  Maintaining the necessary balance for daily business.
2.  Repaying the principle of foreign exchange loan with interest.
3.  Importing the necessary equipment, goods and materials.
4.  Profit distribution for both parties.

Chapter XIV    Labor Management

Article 48.
As to the employee’s recruitment, training, dismiss, wage, labor insurance, welfare or reward and penalty, it should be handled and conducted in accordance with the Labor Management Provisions on Sino-foreign Cooperative Venture, PRC and its enforcement regulations. At the same time, the above-mentioned items shall be decided by the board of directors and shall be stipulated in detail in the personal labor contract or collective labor contract signed by the Cooperative Venture.

The signed labor contract shall be submitted to the local labor authority for record.

Article 49.	The Cooperative Venture is entitled to sign the labor contract with the employee in person or to sign a collective labor contract.

Article 50.
In the case when the Cooperative Venture plans to recruit a Chinese employee, the candidate shall be assessed from his education, foreign language level, know-how and technical skill, health condition and professional ethics. Only the qualified and outstanding candidate can be recruited.

Article 51.	The employment, wage, labor insurance, welfare, standard of travelling expenses of the senior management staff nominated by both parties shall be decided by the board meeting after discussion.

Chapter XV    Profit Distribution and Loss Share

Article 52.	As to the profit or loss after income-tax-paid and funds-taken-out, it should be allocated or shared in proportion to 25% for Party A and 75% for Party B.

Article 53.
The profit Cooperative Venture obtained shall be used in priority as an imbursement of Party B’s investment. At the same time, in order to compensate Party A’s costs and expenses in providing service to the Cooperative Venture hereof, Party B hereby agrees that from the issuing date of business license, the Cooperative Venture shall pay Party A RMB 150,000 (RMB one hundred and fifty thousand) each year, up to the time when the profit Party A obtained from the Cooperative Venture exceeds RMB 150,000 (RMB one hundred and fifty thousand).

Chapter XVI    Confidentiality

Article 54.
Both parties and their employees shall, during and for a period of five (5) years after the termination or expiration of this Contract, keep strict secret against the data or any other materials obtained from the other party and shall not disclose to outsider or the third party unless for the necessary of execution of the Contract.

Chapter XVII    Termination and Liquidation

Article 55.	In either of the following cases, the Cooperative Venture can be terminated:

1.	The cooperation expires.
2.	The Cooperative Venture can not maintain normal operation for more than six (6) months due to the great losses caused by force majeure set forth in Chapter XX hereof.
3.
The Cooperative Venture can not continue the operation due to any party fails to execute his duties under the Contract and the Articles of Association, and such failure is subject to the breach set forth in Chapter XIX hereof and furthermore, the party in breach fails to remedy the loss in an effective way within sixty (60) days upon the receipt of written notice from the other party.

4.	The Cooperative Venture sustains losses for successive five (5) years during the period of operation and is disable to repay the mature debts.
5.	The Cooperative Venture can not meet its main business objectives while is disable to repay the mature debts.
6.	The Cooperative Venture can not meet its main business objectives while is uncertain in the future’s development.

As to the Sub-clauses 2, 4, 5 and 6 herein, it shall be approved by all the members of board of directors and shall be reported to the original approval authority for termination of the cooperation and dissolution of the Contract.

As to the Sub-clause 3 herein, the observant party, apart from being entitled to claim to the party in breach, is also entitled to declare to the arbitration authority described hereinafter for termination of the cooperation and dissolution of the Contract.

Article 56.
In the case that the Cooperative Venture is terminated, the board of directors shall immediately propose a procedure and principle for liquidation and the composition of liquidation committee, and shall submit to the competent authority for examination.

Article 57.	During the liquidation, the liquidation committee shall act for the Cooperative Venture to prosecute and respond to any prosecution.

Article 58.
The liquidating expenses and the compensation to the members of liquidation committee shall be paid in priority from the existing financial account of the Cooperative Venture. Upon all the debts of the Cooperative Venture are discharged by the liquidation assets, the residual assets shall be allocated in proportion to the amount of capital both parties described. In the case that the Contract is terminated prematurely, all the properties of Cooperative Venture shall be liquidated as per the value on the date of termination, and shall be allocated in proportion to the amount of capital both parties described after all the debts of Cooperative Venture are discharged.

Chapter XVIII    Liabilities for Breach the Contract

Article 59.
Should Party A fail to execute his duties under Chapter V and Chapter VI of this Contract, the observant party shall be entitled to claim indemnity from the party in breach and may terminate the Contract as per Article 55 hereof.

Article 60.
Should Party B fail to subscribe the capital on the date and in the amount described in Chapter V hereof, a penalty of 0.03 percent of the total payable capital shall be paid by the party in breach to Party A for each day’s delay. Should such delay exceed three (3) months, then apart from the total penalty, the observant party is also entitled to terminate the Contract as per Article 55 hereof and to claim indemnity from the party in breach.

Chapter    XIX Force Majeure

Article 61.
Should any force majeure circumstance arise preventing any party to fulfill his respective obligations under the Contract or under any other stipulations, including but not limited to, earthquake, typhoon, flood, war and/or any other matters beyond the prevision and control of the parties, the party who suffered from these circumstances shall immediately inform the other party by telex, and shall render the valid certificates issued by the notary body where such circumstance arisen with fifteen (15) days, testifying such circumstance in detail and the reason impossible to execute part or all the Contract, or the reason delaying the execution of the Contract. According to the severity, both parties shall decide either to terminate the Contract, or to exempt part obligations under the Contract, or to delay the execution of the Contract.

Chapter    XX Insurance

Article 62.
Any or all the insurance of Cooperative Venture shall be procured within the People’s Republic of China. The insuring method, type of risks, value of insurance and period of insurance shall be decided by the board of directors in accordance with the relevant regulations of PRC.

Chapter XXI    Modification, Alteration and Termination of the Contract

Article 63.	No modification to this Contract and its attachment shall be valid unless in writing and signed by both parties and approved by the original approval authority.

Article 64.
During the period of validity, should the Contract can not be executed due to force majeure hereof, or should the Cooperative Venture sustain successive losses and disable to continue the operation, the Contract may be terminated or cancelled upon the approval of all the members of board of directors and original approval authority.

Article 65.
Should the Cooperative Venture can not continue the operation or can not meet its business purpose due to any party fails to execute his duties under the Contract and/or the Articles of Association, or due to his breach against the Contract and/or the Articles of Association hereof, the Contract may be deemed as terminated by the party in breach unilaterally. In this case, the observant party shall be entitled to lodge a claim against the party in breach and shall be entitled to terminate the Contract upon approval of the original approval authority. If both parties agree to continue the operation hereinafter, the party in breach shall indemnify any or all the losses imposed on the Cooperative Venture.

Chapter XXII    Governing Laws

Article 66.
This Contract shall be governed by and constructed in accordance with the laws of the People’s Republic of China. Its effectiveness, interpretation and settlement of disputes shall also be governed by the laws of the People’s Republic of China.

Chapter XXIII    Settlement of Disputes

Article 67.
Any dispute which arise out or in connection with the Contract or its execution shall be settled by means of amicably negotiations. If the parties cannot reach a settlement amicably within a period of sixty (60) days, then such dispute shall be submitted for settlement to Beijing Arbitration Commission, in accordance with its arbitration rules hereof. The awards of Beijing Arbitration Commission are final and binding up both parties.

During the arbitration proceedings, performance of other parts out of disputes of the Contract shall continue.

Chapter XXIV    Language of the Contract

Article 68.	This Contract shall be made both in Chinese and in English, in the case where there is any discord in both versions, the version in Chinese shall prevail.

Chapter XXV    Coming into Force and Miscellaneous

Article 69.	The Articles of Association of Cooperative Venture, formulated in accordance with the principles and requirements of this Contract, shall be as attached to this Contract as its attachment.

Article 70.	This Contract, together with its attachment, shall come into force as of the date approved by Beijing Foreign Trade and Economics Committee.

Article 71.
Any notice sent by either party to the other party by telex or fax, if it involves any rights and liabilities of any party, shall be sent subsequently in the form of writing letter. The addresses for notice shall be the legal addresses of both parties set forth in this Contract.

Article 72.	This Contract is made in quadruplication, both in Chinese and in English. Party A and Party B shall hold each two in Chinese and in English with equal force therewith.

Article 73.	In witness whereof, both parties have caused this Contract to be executed by their respective legal representative or authorized representative on May 9, 1997 in Beijing, China.

Beijing Wanlong Economic Consulting Ltd.                       Canada Belford Enterprises Ltd.
Legal Representative: Duan Zemin                                   Legal Representative: John Hui

May 9, 1997